Exhibit 10.55

EXECUTION VERSION

Third Amended and Restated Annex I.A
Amended and Restated Additional Supplemental Terms and Conditions

This Third Amended and Restated Annex I.A (this “Annex”), dated as of May 28, 2020, (i) amends and restates that Second Amended and Restated Annex I.A, dated as of December 19, 2019 (the “Prior Annex”), which amended and restated that Amended and Restated Annex I.A, dated as of July 31, 2019 and (ii) forms a part of the TBMA/ISMA Master Repurchase Agreement (September 1996 Version), dated as of December 19, 2018 (together with each other annex, the “Agreement”) between BARCLAYS BANK PLC (“Barclays” or “Buyer”) and AG MIT, LLC (“Seller”), but shall only apply to Transactions between Buyer and Seller (as defined herein) as contemplated by the terms hereof. For purposes of this Annex, “Margin Deficit” and “Margin Excess” mean any Margin Deficit or Margin Excess, as applicable, arising solely with respect to Transactions between Buyer and Seller as contemplated by the terms of this Annex. The Facility shall be full recourse as to Seller and Guarantor. Capitalized terms used but not defined in this Annex shall have the meanings ascribed to them in the Agreement.

1.Inconsistency. In the event of any inconsistency between the terms of the Agreement and this Annex, this Annex shall govern.

2.Definitions. Paragraph 2 of the Agreement is hereby amended to add the following definitions and, in any case where the definition already exists in Paragraph 2, the definition is deleted in Paragraph 2 in its entirety and replaced with the following:

“<12 Re-Performing Loan”: With respect to any date of determination, a First Lien Re-Performing Loan with respect to which (a) the scheduled monthly payment due thereon is contractually current (using the MBA methodology) as of the Applicable Cut-Off Date and (b) the scheduled monthly payment due thereon have been contractually current (using the MBA methodology) during each of the two (2) to ten (10) monthly periods immediately preceding such Applicable Cut-Off Date.

“12+ Re-Performing Loan”: With respect to any date of determination, a First Lien Re-Performing Loan with respect to which (a) the scheduled monthly payment due thereon is contractually current (using the MBA methodology) as of the Applicable Cut-Off Date and (b) the scheduled monthly payment due thereon have been contractually current (using the MBA methodology) during each of the eleven (11) to twenty-two (22) monthly periods immediately preceding such Applicable Cut-Off Date.

“24+ Re-Performing Loan”: With respect to any date of determination, a First Lien Re-Performing Loan with respect to which (a) the scheduled monthly payment due thereon is contractually current (using the MBA methodology) as of the Applicable Cut-Off Date and (b) the scheduled monthly payment due thereon have been contractually current (using the MBA methodology) during each of the twenty-three (23) or more monthly periods immediately preceding such Applicable Cut-Off Date.

“Affiliate”: With respect to Barclays, means another entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such party. For purposes of this definition, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, an entity shall be deemed to be controlled by another entity if such other entity possesses, directly or indirectly, the power to elect a majority of the board of directors or equivalent body of the first entity. Notwithstanding the foregoing, “Affiliate” with respect to Seller or Guarantor as used in this Annex shall only include Guarantor and its Subsidiaries (including, for the avoidance of doubt, the Legal Title Trust, any Pass-Through Trust and the Trust).

“Applicable Cut-Off Date”: With respect to the determination of a Re-Performing Loan’s Product Type, the last day of the month immediately preceding the date of determination of such Re-Performing Loan’s Product Type.

“Asset Sale Notice”: The written notice delivered by the Program Manager via email to the Trustee of the Legal Title Trust, the Participation Agent and Buyer not less than two (2) Business Days prior to the settlement of the related sale or disposition, instructing such Trustee to effect the sale of the Underlying Assets identified therein and the Participation Agent to promptly deposit the related sale proceeds into the related Sub-Participation Interest Account (as defined in the Participation Agreement) in accordance with the Participation Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101 et seq, as amended.

“BCAT 2018-20PT Pass-Through Trust Agreement”: The Trust Agreement with respect to BCAT 2018- 20PT, dated as of December 21, 2018, by and among the Program Manager, the Depositor, the Trustee and the Securities Administrator, as amended, restated, supplemented or otherwise modified from time to time.

“BCAT 2019-RPL20PT Pass-Through Trust Agreement”: The Trust Agreement with respect to BCAT 2019-RPL20PT, dated as of July 31, 2019, by and among the Program Manager, the Depositor, the Trustee and the Securities Administrator, as amended, restated, supplemented or otherwise modified from time to time.

“Business Day” or “business day”: With respect to any Transaction under this Annex, a day on which regular trading may occur in the principal market for the Purchased Securities subject to such Transactions, which includes shortened trading days, days on which trades are permitted to occur but do not in fact occur and days on which the Purchased Securities are subject to percentage of movement or volume limitations, provided however, that for purposes of calculating Market Value, such term shall mean a day on which regular trading may occur in the principal market for the assets the value of which is being determined. Notwithstanding the foregoing, (i) for purposes of Paragraph 4 of the Agreement, “business day” shall mean any day on which regular trading may occur in the principal market for any Purchased Securities or for any assets constituting Additional Purchased Securities under any outstanding Transaction hereunder and “next business day” shall mean the next day on which a transfer of Additional Purchased Securities may be effected in accordance, with Paragraph 7 of the Agreement, and (ii) in no event shall Saturday or Sunday be considered a business day. If the term “Business Day” is used in connection with the determination of LIBOR, a day dealings in Dollar deposits are not carried on in the London interbank market.

“Buyer”: Barclays Bank PLC.

“Capital Lease Obligations”: With respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Certificate Principal Balance”: As of any date of determination, an amount equal to the sum of (1) with respect to the Underlying Mortgage Loans, Total Principal Balance and (2) with respect to the Underlying REO Property, the Total Principal Balance of each Mortgage Loan at the time that each such Mortgage Loan converted to an REO Property. In the event the Trust acquires additional Underlying Assets after the initial Purchase Date, the Certificate Principal Balance will be increased by the Total Principal Balance of such Underlying Assets on that date of such acquisition.

“Closing Date”: December 19, 2018.

“Collection Account”: The separate non-interest bearing trust account having the designation set forth in the Trust Agreement for the receipt of distributions with respect to the beneficial ownership interests underlying the Purchased Securities.

“Confirmation”: A purchase confirmation either (a) in the form of Exhibit A to this Annex or (b) in email format containing the information identified in Paragraph 3(b), in either case, duly completed, delivered and agreed to by Seller and Buyer in accordance with Paragraph 3 of the Agreement.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Custodial Agreement”: That certain Custodial Agreement, dated as of December 21, 2018, by and among the Custodian, the Servicer, the Depositor, the Trustee on behalf of the Legal Title Trust and the Trustee on behalf of the Trust, as the same may be amended, modified or supplemented from time to time.

“Custodian”: Wells Fargo Bank, N.A., or any successor permitted by Custodial Agreement.

“Depositor”: GCAT Management Services LLC, Series 2014-7.

“Default Rate”: The Pricing Rate plus 2.00%.

“Eligible Underlying Asset”: Any Underlying Asset other than Ineligible Underlying Assets.

“Escrow Payments”: With respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the mortgagor with the mortgagee pursuant to the terms of the Mortgage or any other document.

“Exception Report”: The report delivered by the Custodian to Seller pursuant to Section 3.2 of the Custodial Agreement and furnished to Buyer before the Closing Date.

“Exit”: Any securitization, reverse repurchase transaction or similar transaction entered into by Seller or an Affiliate of Seller with any party that is not Buyer or an Affiliate of Buyer with respect to Underlying Assets for which the Interim Repurchase Balance (after giving effect to the related asset sale or disposition) exceeds twenty-five percent (25%) of the Exit Fee Base Amount immediately prior to the related asset sale or disposition.

“Exit Fee”: With respect to any Exit that occurs prior to the expiration of the Exit Fee Trigger Period, the non-refundable fee deemed due, earned and payable by Seller to Buyer in an amount equal to the product of (A) twenty-five (25) basis points and (B) the aggregate Purchase Price applicable to the Underlying Assets that are sold or otherwise disposed of on such date.

“Exit Fee Base Amount”: The amount determined by Buyer equal to the average Purchase Price outstanding during the three (3) month period immediately preceding Buyer’s receipt of an Asset Sale Notice.

“Exit Fee Trigger Period”: The period commencing on the Closing Date and expiring on February 25, 2021.

“Facility”: The one hundred percent (100%) uncommitted reverse repurchase facility established pursuant to this Annex, the Agreement and the Program Documents.

“Fair Market Value”: As of any date of determination, the bid-side fair market value of an arms-length transaction between two consenting parties as determined by Calculation Agent in a commercially reasonable manner acting in good faith, using the same methodology as it uses for determinations of fair market value of similar assets (including, without limitation, whether such asset is a servicing-released or servicing-retained asset) in similar facilities. The Fair Market Value of an Underlying Asset that is an Ineligible Underlying Asset may be deemed by Calculation Agreement to be $0.

“FHA”: The Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“First Lien Re-Performing Loan”: With respect to any date of determination, a Re-Performing Loan that has a first priority Lien Position.

“First Lien Vacant Land Loan”: With respect to any date of determination, a First Lien Re-Performing Loan related to undeveloped land upon which no residential dwelling has been erected.

“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, memorandum and articles of association, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents.

“Governmental Authority”: Any (a) nation or government, (b) state or local or other political subdivision thereof, (c) central bank or similar monetary or regulatory authority, (d) Person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi– judicial, quasi–legislative, regulatory or administrative functions or powers of or pertaining to government, (e) court or arbitrator having jurisdiction over such Person, its Affiliates (other than with respect to Seller) or its assets or properties, (f) stock exchange on which shares of stock of such Person are listed or admitted for trading, (g) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, and (h) supra-national body such as the European Union or the European Central Bank.

“Guarantor”: AG Mortgage Investment Trust, Inc.

“Guaranty”: The certain Guarantee, dated as of the Closing Date, by Guarantor in favor of Buyer, as the same may be amended, modified or supplemented from time to time.

“High Cost Mortgage Loan”: A Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (b) a “high cost,” “threshold,” “covered,” “abusive,” “high risk” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Holder”: As defined in the Trust Agreement.

“Indebtedness”: With respect to any Person as of any date of determination, and only to the extent outstanding at such time: the sum of (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) in respect of letters of credit or similar instruments issued for account of such Person; (e) Capital Lease Obligations; (f) payment obligations under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit; (g) indebtedness of others guaranteed on a recourse or partial recourse basis by such Person; (h) all obligations incurred in connection with the acquisition or carrying of fixed assets; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other known or contingent liabilities of such Person, less the amount of any non-recourse debt, including any securitization debt, and any intercompany debt eliminated in consolidation by Guarantor.

“Ineligible Underlying Assets”: Any Underlying Asset for which the representations and warranties set forth in the Schedule II to this Annex are incorrect or untrue in any material respect when made or repeated or when deemed to have been made or repeated; provided, however, if (a) the Exception Report identifies any custodial document exception which causes a representation and warranty set forth in the Schedule II to this Annex to be incorrect or untrue in any material respect and (b) Buyer waives such custodial document exception, the related Underlying Asset shall not be deemed to be an Ineligible Underlying Asset. For the avoidance of doubt, the representations and warranties set forth in Schedule II shall not be deemed to be representations and warranties made pursuant to Paragraph 10 of the Agreement or subject to Paragraph 11(vi) of the Agreement.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Act of Insolvency.

“Interim Repurchase Balance”: As of any date of determination, an amount determined by Buyer of the portion of the Repurchase Price of the Purchased Securities applicable to each Underlying Asset subject to an asset sale described in an Asset Sale Notice.

“Interim Servicing Agreement”: (a) That certain Interim Servicing Agreement, dated as of December 21, 2018, by and among Select Portfolio Servicing, Inc., as interim servicer, and the Depositor, as the same may be amended, modified or supplemented from time to time or (b) that certain Interim Servicing Agreement, dated as of December 21, 2018, by and among Nationstar Mortgage LLC, as interim servicer, and the Depositor, as the same may be amended, modified or supplemented from time to time.

“Legal Fee Cap”: $125,000.

“Legal Title Trust”: BCAT 2018-20TT.

“Legal Title Trust Agreement”: The Trust Agreement with respect to the Legal Title Trust, dated as of December 21, 2018, by and among the Depositor, the Program Manager and the Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“LIBOR”: For any Pricing Period, the greater of (a) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen US 0001M Page, or any other service providing comparable rate quotations at approximately 11:00 a.m., London time, on the applicable date of determination, (b) as otherwise specified in the Confirmation and (c) the LIBOR Floor.

“LIBOR Floor”: 0.00%.

“Lien”: Any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.

“Lien Position”: The priority of the Lien of the Mortgage on the Mortgaged Property.

“Margin Notice”: A notice provided in writing in accordance with Paragraph 4(b) of the Agreement.

“Margin Threshold”: $250,000.

“Market Value”: For any Purchased Security and any date of determination, the value ascribed to a Purchased Security based upon the aggregate Fair Market Value of the Underlying Assets, determined by Buyer, in its capacity as Calculation Agent, in its reasonable discretion exercised in good faith.

“Material Adverse Effect”: A material adverse effect on or material adverse change in or to (a) the business, operations or financial condition of Seller or Guarantor and their respective Affiliates that is a party to any Program Document, taken as a whole, (b) the combined ability of Seller and Guarantor to pay and perform the Obligations, (c) the validity, legality, binding effect or enforceability of any Program Document or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer under any Program Document, or (e) the perfection or priority of any Lien granted under any Program Document.

“Maximum Aggregate Purchase Price”: An uncommitted amount equal to US$250,000,000.

“Mortgage”: A mortgage, deed of trust, or other security instrument, securing a Mortgage Note.

“Mortgage File”: As defined in the Custodial Agreement.

“Mortgage Loan”: Any fixed-rate or adjustable-rate one- to four-family residential mortgage loan or line of credit that is current (including modified loans), delinquent, and/or in the process of foreclosure.

“Mortgage Loan Schedule”: With respect to any Transaction as of any date, a mortgage loan schedule in the form of Exhibit B attached hereto.

“Mortgage Note”: A promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the Mortgage.

“Mortgaged Property”: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

“Non-Performing Loan”: With respect to any date of determination, a Mortgage Loan that (i) has been originated prior to January 10, 2014 and (ii) for which any scheduled monthly payment due thereon is more than ninety (90) days contractually delinquent (using the MBA methodology).

“Obligations”: All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under the Program Documents, whether now existing or hereafter arising, and all interest and fees that accrue thereunder after the commencement by or against Seller of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Participation Agent”: Wells Fargo Bank, N.A.

“Participation Agreement”: Participation Agreement, dated as of December 21, 2018, by and among the Program Manager, the Legal Title Trustee, the Depositor and the Participation Agent, as the same may be amended, modified or supplemented from time to time.

“Pass-Through Trust”: (i) BCAT 2018-20PT, which was formed pursuant to the BCAT 2018-20PT Pass- Through Trust Agreement, (ii) BCAT 2019-RPL20PT, which was formed pursuant to the BCAT 2019-RPL20PT Pass-Through Trust Agreement, (iii) any other trust formed pursuant to a Pass-Through Trust Agreement and to which a Participation Interest (as defined in the Participation Agreement) is issued pursuant to the Participation Agreement and any participation supplement thereto or (iv) all of them, as the context may require.

“Pass-Through Trust Agreement”: (i) The BCAT 2018-20PT Pass-Through Trust Agreement, (ii) the BCAT 2019-RPL20PT Pass-Through Trust Agreement, (iii) any other trust agreement by and among the Program Manager, the Depositor, the Trustee and the Securities Administrator, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which a Pass-Through Trust is formed after the date of this Annex or (iv) all of them, as the context may require.

“Payment Date”: With respect to the initial Payment Date, March 25, 2019 and with respect to each Payment Date following the initial Payment Date, the 25th day of each calendar month (or the next succeeding Business Day if the 25th is not a Business Day), commencing with April 25, 2019.

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for state, municipal, local or other local taxes not yet due and payable, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, and (c) Liens granted pursuant to or by the Program Documents.

“Person”: An individual, corporation, limited liability company, business trust, partnership, trust, unincorporated organization, joint stock company, sole proprietorship, joint venture, Governmental Authority or any other form of entity.

“Pricing Margin”: An amount equal to 3.50%.

“Pricing Period”: For any Purchased Security, (a) in the case of the first Payment Date, the period from the Purchase Date for such Purchased Security to but excluding such Payment Date, and (b) in the case of any subsequent Payment Date, the one-month period commencing on and including the prior Payment Date and ending on but excluding such Payment Date; provided that no Pricing Period for a Purchased Security shall end after the Repurchase Date for such Purchased Security.

“Pricing Rate”: For any Pricing Period, an amount equal to the sum of LIBOR for such Pricing Period plus the applicable Pricing Margin; provided that, during the continuance of any Event of Default, the Pricing Rate shall be the Default Rate.

“Product Type”: A 24+ Re-Performing Loan, a 12+ Re-Performing Loan, a <12 Re-Performing Loan, a Sub- Performing Loan, a Non-Performing Loan, a Second Lien Re-Performing Loan, a Second Lien Non-Performing Loan, a First Lien Vacant Land Loan and REO Property, as applicable.

“Program Documents”: Collectively, this Agreement, the Guaranty, all Confirmations, the Trust Certificate, the Trust Agreement, the Custodial Agreement, the Servicing Agreement, the Interim Servicing Agreement, the Legal Title Trust Agreement, any Pass-Through Trust Agreement, the Participation Agreement and any participation supplements thereto, all UCC financing statements, amendments and continuation statements filed pursuant to any other Program Document, and all additional documents, certificates, agreements entered into in connection with this Agreement or any other Program Document.

“Program Manager”: Red Creek Asset Management LLC.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Price”: In respect of any Purchased Security, (a) as of the Purchase Date set forth in a Confirmation, the United States dollar amount set forth in a Confirmation and (b) as of any date of determination after the Purchase Date set forth in the Confirmation, the United States dollar amount mutually agreed to by Buyer and Seller on a monthly basis; which, in either case, shall be the sum of the product of (a) the Fair Market Value of each Eligible Underlying Asset held by the Legal Title Trust as of such date of determination as reflected in the Mortgage Loan Schedule delivered by Seller and agreed to Buyer prior to such date of determination and (b) the Underlying Asset Purchase Price Percentage with respect to each such Eligible Underlying Asset. The Purchase Price of any Purchased Security will be (1) increased by any additional advance of funds made by Buyer to Seller attributable to any Underlying Assets and (2) decreased by any funds to be applied to reduce a Margin Deficit in accordance with Paragraph 4(a) of the Agreement. In no event shall the aggregate Purchase Price of the relevant Purchased Securities exceed the Maximum Aggregate Purchase Price.

“Purchased Securities”: Any Trust Certificate subject to a Transaction under the Agreement.

“Re-Performing Loan”: A Mortgage Loan that has been originated prior to January 10, 2014 and is not a Non-Performing Loan.

“Records”: All instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any Servicer with respect to the Underlying Assets.

“REO Property”: A residential real property including land and improvements, together with all buildings, fixtures and attachments thereto, all insurance proceeds, liquidation proceeds, condemnation proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection therewith by Servicer in the name of the Legal Title Trust, or such other entity as may be required pursuant to contractual or regulatory requirements, as a result of the foreclosure, deed in lieu, or other liquidation.

“Repurchase Price”: For any Purchased Security as of any date, an amount equal to the sum of (a) the outstanding Purchase Price for such Purchased Security as of such date, (b) the accrued and unpaid Price Differential for such Purchased Security as of such date and (c) all other amounts due and payable with respect to such Purchased Security under this Agreement or any other Program Document as of such date of determination (including, without limitation, accrued, invoiced and unpaid fees and expenses due hereunder), as such amount is reduced by (d) the amount of any Margin Deficit or any funds received by Buyer to cure any Margin Deficit pursuant to Paragraph 4 of the Agreement and applied to the Purchase Price of such Purchased Security.

“Requirements of Law”: As to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory in such Person’s Governing Documents.

“Second Lien Loan”: A Second Lien Re-Performing Loan or a Second Lien Non-Performing Loan.

“Second Lien Re-Performing Loan”: With respect to any date of determination, a Re-Performing Loan that has a second priority Lien Position.

“Second Lien Non-Performing Loan”: With respect to any date of determination, a Non-Performing Loan that has a second priority Lien Position.

“Securities Administrator”: Wells Fargo Bank, N.A.

“Seller”: AG MIT, LLC.

“Servicer”: Fay Servicing, LLC, NewRez LLC d/b/a Shellpoint Mortgage Servicing, Rushmore Loan Management Services LLC, Selene Finance LP or any other servicer approved in writing by Buyer in its reasonable discretion, together with their respective permitted successors and assigns.

“Servicing Agreement”: (i) That certain Servicing Agreement, dated as of December 21, 2018, by and among Fay Servicing, LLC, the Program Manager and the Legal Title Trust, as the same may be amended, modified or supplemented from time to time, (ii) that certain Flow Servicing Agreement, dated as of December 19, 2019, by and among Selene Finance LP, the Program Manager and the Legal Title Trust, as the same may be amended, modified or supplemented from time to time, (iii) that certain Servicing Agreement, to be dated as of May 28, 2020, by and among NewRez LLC d/b/a Shellpoint Mortgage Servicing, the Program Administrator and the Legal Title Trust, (iv) that certain Flow Servicing Agreement, to be dated May 28, 2020, by and between Rushmore Loan Management Services LLC and the Trustee, not in its individual capacity but solely as trustee of the Legal Title Trust or (v) any other servicing agreement approved in writing by Buyer in its reasonable discretion.

“Sub-Performing Loan”: With respect to any date of determination, a First Lien Re-Performing Loan that is not a 24+ Re-Performing Loan, 12+ Re-Performing Loan, <12 Re-Performing Loan or a Non-Performing Loan

“Subsidiary”: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Termination Date”: The earlier of (a) May 25, 2021 or (b) any date on which the Termination Date shall otherwise occur in accordance with the Program Documents or Requirements of Law.

“Total Principal Balance”: As of any date of determination, the interest bearing principal balance and deferred principal balance of each Underlying Mortgage Loan.

“Trust”: GCAT 2018-20 Trust.

“Trust Agreement”: The Trust Agreement with respect to the Trust, dated as of December 21, 2018, by and among the Program Manager, the Depositor, the Trustee, the Calculation Agent, and Wells Fargo Bank, N.A., as certificate registrar and paying agent, as amended, restated, supplemented or otherwise modified from time to time.

“Trust Certificate”: The meaning assigned to the term Trust Certificate in the Trust Agreement.

“Trustee”: Wilmington Savings Fund Society, FSB, as trustee of the Trust, the Legal Title Trust or any Pass- Through Trust, as applicable.

“Underlying Asset Purchase Price Percentage”: As applicable to each Product Type, a percentage specified opposite each such Product Type as set forth in Section 4 of this Annex.

“Underlying Assets”: The Underlying Mortgage Loans and Underlying REO Properties.

“Underlying Mortgage Loan”: The Mortgage Loans indirectly owned by the Trust.

“Underlying REO Properties”: The REO Properties indirectly owned by the Trust.

“Underlying Asset Component Purchase Price”: With respect to each Underlying Asset, an amount equal to the product of (i) the Fair Market Value of each such Underlying Asset and (ii) the Underlying Asset Purchase Price Percentage applicable to each such Underlying Asset as provided in Section 4 of this Annex.

“Vacant Land”: Undeveloped land upon which no residential dwelling has been erected.

1.Voting Rights. So long as the Purchased Securities are subject to the Agreement, Buyer, as Holder of such Purchased Securities, hereby grants to Seller a revocable license to exercise all voting and direction rights inuring to Holder under the Program Documents; provided, however, that no vote shall be cast or direction right exercised or other action taken which would impair the Purchased Securities, Buyer’s rights thereto or thereunder or the Underlying Assets or which would be inconsistent with, or result in a violation of, any provision of the Agreement or the Program Documents. Notwithstanding the foregoing, the license granted by Buyer pursuant to the prior sentence is revocable by Buyer upon the occurrence and during the continuance of an Event of Default. Upon revocation of such license, Buyer shall not cast any vote or exercise any direction right or other action taken which would impair the Purchased Securities, the Underlying Assets or which would be inconsistent with or result in a violation of any provision of the Agreement or the Program Documents; provided, however, that Buyer may direct the sale and liquidation of the Underlying Assets only upon the occurrence and during the continuance of an Event of Default arising under this Agreement.

2.Confirmation. Paragraph 3(b) of the Agreement is hereby amended by deleting the second sentence thereof in its entirely and replacing it with the following:
The Confirmation shall describe the Purchased Securities (including the original Certificate Principal Balance, the current certificate principal factor, the current Certificate Principal Balance, stated final maturity date and CUSIP number, if any), identify Buyer and Seller and set forth (i) the initial Purchase Date, (ii) the applicable Payment Date, (iii) the Repurchase Date (unless the Transaction is to be terminable on demand), (iv) the Purchase Price, (v) the Default Rate, (vi) the Pricing Margin, (vii) any fees accrued and payable to Buyer in respect of the Facility and (viii) any additional terms or conditions of the Transaction not inconsistent with this Agreement. The Purchase Price for the Purchased Securities will be an amount equal to the sum of each Underlying Asset Component Purchase Price.

The “Underlying Asset Purchase Price Percentage” as applicable to each Underlying Asset shall be as follows:

Product Type	Underlying Asset Purchase Price Percentage
24+ Re-Performing Loan	80%
12+ Re-Performing Loan	80%
<12 Re-Performing Loan	80%
Sub-Performing Loan	80%
Non-Performing Loan	72.50%
Second Lien Re-Performing Loan	65%
Second Lien Non-Performing Loan	65%
First Lien Vacant Land	50%
REO Property	72.50%
No later than one Business Day prior to each Payment Date, Buyer will provide to Seller a Confirmation setting forth, as of such Payment Date, updates to (a) the applicable Payment Date, (b) the Purchase Price and (c) any fees accrued and payable to Buyer in respect of the Facility.

1.Margin Maintenance. Paragraph 4(a) of the Agreement is hereby amended by deleting such Paragraph in its entirety and replacing it with the following:
a.If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”) and such Margin Deficit exceeds the Margin Threshold, then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

2.Application of Income. Paragraph 5 of the Agreement is hereby amended by adding the following subparagraph at the end of such Paragraph:

Seller to Remain Liable. If the amounts remitted to Buyer as provided in this Paragraph 5 are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any other Program Document on a Payment Date or a Repurchase Date, upon the occurrence of an Event of Default or otherwise, Seller shall nevertheless remain liable for and shall pay to Buyer when due all such amounts.

3.Additional Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under the Agreement and entitle the non-defaulting party to exercise the termination rights under Paragraph 10 of the Agreement:

a.Seller fails to observe or perform in any material respect any Obligation of Seller under the Program Documents, and such failure continues unremedied for thirty (30) calendar days after the earlier of receipt of written notice thereof from Buyer to Seller or the knowledge of such failure by Seller or Program Manager;

b.(i) any provision of the Program Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller or Guarantor thereunder, ceases to be the legal, valid, binding and enforceable obligation of Seller or Guarantor, or any affiliate thereof that is a party thereto and results in a Material Adverse Effect, (ii) the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller, Guarantor or any affiliate thereof that is a party thereto, in each case directly, indirectly, in whole or in part, and the outcome of such contest, challenge, denial or repudiation would result in a Material Adverse Effect, or (iii) any Lien or security interest granted to Buyer under or in connection with the Program Documents terminates, is declared null and void, ceases to be valid and effective;

a.the Trust ceases for any reason to have a valid ownership interest in (1) the Participation Interests (as defined in the Participation Agreement) or (2) the Beneficial Interest Certificates (as defined in each Pass-Through Trust Agreement);

b.the Seller or the Guarantor is required to register as an “investment company” (as defined in the Investment Company Act), the arrangements contemplated by the Program Documents shall require registration of the Seller or the Guarantor as an “investment company” or the Trust, the Legal Title Trust or any Pass-Through Trust is determined to be a “covered fund” within the meaning of the final regulations issued December 10, 2013, implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, commonly known as the “Volcker Rule”;

c.the Interim Servicer, the Servicer, the Participation Agent, the Securities Administrator, the Depositor, or the Trustee fails to deposit the funds required to be deposited pursuant to the terms of the Interim Servicing Agreement, the Servicing Agreement, the Participation Agreement, any Pass- Through Trust Agreement and the Trust Agreement, as applicable, and such amount is not deposited within two (2) Business Days of the applicable Remittance Date (as defined in the Interim Servicing Agreement or the Servicing Agreement, as applicable) Participation Distribution Date (as defined in the Participation Agreement), Distribution Date (as defined in each Pass-Through Trust Agreement) or Payment Date and such party is not replaced with a successor within thirty (30) days of the occurrence of such failure;

d.Guarantor fails to satisfy the covenants set forth in Section 2 of the Guaranty;

e.Guarantor fails to fulfill its obligations under the Guaranty;

f.Guarantor repudiates, revokes or attempts to revoke in writing the guarantee of Guarantor in the Guaranty, in whole or in part; or

g.an Act of Insolvency occurs with respect to Guarantor.

1.Termination.
All outstanding Transactions under the Facility will terminate on the Termination Date, which shall also be a Repurchase Date, at which time, Seller shall repurchase the Purchased Securities at their Repurchase Price by wire transfer of immediately available funds to the account identified by Buyer.

2.Additional Covenants.
a.Vacant Land Sublimit. Seller shall not permit the aggregate Total Principal Balance of the Underlying Assets secured by Liens on Vacant Land to exceed two percent (2%) of the Certificate Principal Balance of the Purchased Securities.

b.Second Lien Loan Sublimit. Seller shall not permit the aggregate Total Principal Balance of the Underlying Assets that are Second Lien Loans to exceed $25,000,000.

c.Notice of Failure to Deposit Funds in Accordance with Program Documents. In the event the Interim Servicer, the Servicer, the Participation Agent, the Securities Administrator, the Depositor, or the Trustee fails to deposit the funds required to be deposited pursuant to the terms of the Interim Servicing Agreement, the Servicing Agreement, the Participation Agreement, any Pass-Through Trust Agreement and the Trust Agreement, as applicable, and such amount is not deposited within two (2) Business Days of the applicable Remittance Date (as defined in the Interim Servicing Agreement or the Servicing Agreement, as applicable) Participation Distribution Date (as defined in the Participation Agreement), Distribution Date (as defined in each Pass-Through Trust Agreement) or Payment Date, Seller shall provide Buyer written notice of such failure within two
(2) Business Days of the expiration of such grace period.

a.Reports. Seller shall deliver, or cause to be delivered, to Buyer each of the reports delivered by the Interim Servicer, Servicer or Participation Agent pursuant to the Interim Servicing Agreement, Servicing Agreement or Participation Agreement, as applicable, or any other report reasonably requested by the Buyer promptly following the delivery of such report pursuant to the applicable agreement.

1.Exit Fees. Upon the sale or disposition of any Underlying Assets during the Exit Fee Trigger Period for the purpose of entering into an Exit, Seller shall pay Buyer the applicable Exit Fee on the date of such sale or disposition; provided, that the Exit Fee shall payable only upon such sale or disposition of an Eligible Underlying Asset for purposes of entering into an Exit with a party that is not an Affiliate of Buyer.

2.Remedies upon an Event of Default. In addition to the remedies provided in Paragraph 11 of the Agreement, upon the occurrence and during the continuance of an Event of Default following notice to Seller, Buyer shall have the right to direct the Trustee to sell and liquidate the Underlying Assets.

3.Conditions Precedent. Buyer shall not be obligated to enter into any Transaction or purchase any Purchased Securities until the following conditions have been satisfied or waived by Buyer, on and as of the Closing Date and the initial Purchase Date:

a.Buyer has received the following documents, each dated the Closing Date or as of the Closing Date unless otherwise specified: (i) each Program Document duly executed and delivered by the parties thereto, (ii) official good standing certificates dated a recent date with respect to Seller and Guarantor from the respective jurisdictions in which they are organized, (iii) certificates of the secretary, an assistant secretary or other authorized person of Seller and Guarantor with respect to attached copies of the Governing Documents and applicable resolutions of Seller, and the incumbencies and signatures of officers of Seller and Guarantor executing the Program Documents to which such Person is a party, evidencing the authority of Seller and Guarantor with respect to the execution, delivery and performance thereof, (iv) such opinions from counsel to Seller and Guarantor as Buyer may reasonably require, including with respect to corporate matters, enforceability, non-contravention, no consents or approvals required other than those that have been obtained, first priority perfected security interests in the Purchased Securities and any other collateral pledged pursuant to the Program Documents, Investment Company Act matters and the applicability of Bankruptcy Code safe harbors, and (v) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may reasonably require;

b.(i) UCC financing statements have been filed against Seller in each filing office necessary for the perfection of the security interest created hereby, (ii) Buyer has received such searches of UCC filings, tax liens, judgments, pending litigation and other matters relating to Seller, the Purchased Securities and Underlying Assets as Buyer may reasonably require, and (iii) the results of such searches are reasonably satisfactory to Buyer;

c.Buyer has received payment from Seller of all fees and expenses then payable and invoiced under the Program Documents, in each case, to the extent due, payable and invoiced on or before the Closing Date, and, in the case of legal fees and expenses, subject to the Legal Fee Cap; and

d.Buyer has completed to its satisfaction such due diligence and modeling as it may require.
The failure of Seller to satisfy any of the conditions precedent in this Section 12 with respect to any Transaction or the Purchased Security shall, unless such failure was waived in writing by Buyer on or before the Purchase Date, give rise to the right of Buyer at any time to rescind the Transaction, whereupon Seller shall promptly pay to Buyer the Repurchase Price of such Purchased Security.

1.Additional Representations and Warranties. Seller, with respect to itself, Program Manager, Guarantor, Legal Title Trust and the Program Documents, hereby represents and warrants to Buyer as follows:

a.Seller. Seller has been duly organized and validly exists in good standing as a limited liability company of the State of Delaware. Seller (i) has all requisite power, authority, legal right, licenses and franchises, except where the failure to do so would not cause a Material Adverse Effect, (ii) is duly qualified to do business in all jurisdictions necessary, except where the failure to be so qualified would not cause a Material Adverse Effect, and (iii) has been duly authorized by all necessary action, to (W) own, lease and operate its properties and assets, (X) conduct its business as currently conducted, (Y) execute, deliver and perform its obligations under the Program Documents to which it is a party, and (Z) acquire, own, sell, assign, pledge and repurchase the Purchased Securities. Seller’s exact legal name is AG MIT, LLC. Seller’s location (within the meaning of Article 9 of the UCC) is Delaware. Seller not has changed its name or location within the past twelve (12) months. Seller’s tax identification number is 47-5142286. Seller is the sole beneficial owner of the Purchased Securities and an indirect, wholly-owned subsidiary of Guarantor.

b.Program Manager. The Program Manager has been duly organized and validly exists in good standing as a limited liability company of the State of Delaware. The Program Manager (i) has all requisite power, authority, legal right, licenses and franchises, except where the failure to do so would not cause a Material Adverse Effect, (ii) is duly qualified to do business in all jurisdictions necessary, except where the failure to be so qualified would not cause a Material Adverse Effect, and (iii) has been duly authorized by all necessary action, to (W) own, lease and operate its properties and assets, (X) conduct its business as currently conducted and (Y) execute, deliver and perform its obligations under the Program Documents to which it is a party.

c.Legal Title Trust. The Legal Title Trust has been duly organized and validly exists as a common law formed under the laws of the State of New York. The Legal Title Trust (i) has all requisite power, authority, legal right, licenses and franchises, except where the failure to do so would not cause a Material Adverse Effect, (ii) is duly qualified to do business in all jurisdictions necessary, except where the failure to do so qualified would not cause a Material Adverse Effect, and (iii) has been duly authorized by all necessary action, to (W) own, lease and operate its properties and assets,
(X) conduct its business as currently conducted, (Y) execute, deliver and perform its obligations under the Program Documents to which it is a party, and (Z) acquire, own, sell, assign, pledge and repurchase the Purchased Securities.

d.Program Documents. Each Program Document to which Seller is a party has been duly executed and delivered by Seller and, subject to the due execution and delivery by each other party thereto, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity. The execution, delivery and performance by Seller of each Program Document to which it is a party do not and will not (i) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (X) Governing Document, Indebtedness or Contractual Obligation applicable to Seller or any of its properties or assets, (Y) Requirements of Law, or (Z) approval, consent, judgment, decree, order or demand of any Governmental Authority, in each case that would result in a Material Adverse Effect, or (ii) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of such Seller. All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Seller of the Program Documents to which it is a party and the sale of and grant of a security interest in Purchased Security to Buyer, have been obtained, effected, waived or given (other than any financing statement that has been or will be filed pursuant to the Agreement) and are in full force and effect. The execution, delivery and performance of the Program Documents do not require compliance by Seller with any “bulk sales” or similar law. There is no material litigation, proceeding or investigation pending or, to the knowledge of Seller threatened, against Seller or Guarantor before any Governmental Authority (a) asserting the invalidity of any Program Document, (b) seeking to prevent the consummation of any Transaction, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

a.Taxes. Seller has filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all income, franchise and other material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, which have become due, and except for those taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP.

b.No Default. No Event of Default exists.

c.Investment Company Act. Neither the Seller nor the Guarantor is required to register under the Investment Company Act. None of the Trust, the Legal Title Trust or any Pass-Through Trust (i) is required to register under the Investment Company Act based upon the exemption provided by Section 3(c)(5)(C) of the Investment Company Act (although other exemptions or exclusions may be applicable), nor (ii) is a “covered fund” within the meaning of the final regulations issued December 10, 2013, implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, commonly known as the “Volcker Rule”.

d.Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records relating to the Underlying Assets is its chief executive office.

e.Principal Office; Jurisdiction of Formation. On the Closing Date, each of the principal office, chief executive office, and principal place of business of Seller is located at the applicable address set forth in Schedule I to this Annex. Seller shall provide Buyer with thirty (30) days’ advance notice of any change in such Seller’s principal office or place of business or jurisdiction. Seller does not have a trade name.

f.Noncontravention. The consummation of the transactions contemplated by the Agreement and the other Program Documents to which Seller is a party is in the ordinary course of business of such Seller and will not conflict with, result in the breach of or violate any provision of the Governing Documents of such Seller or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which such Seller, the Underlying Assets, the Trust Certificates or any of such Seller’s Property is or may be subject to, or result in the violation of any material law, rule, regulation, order, judgment or decree to which such Seller, the Underlying Assets or such Seller’s Property is subject.

g.Legal Proceeding. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller’s knowledge, threatened against Seller with respect to which an unfavorable decision, ruling or finding would materially and adversely affect the validity of the Purchased Securities or the validity or enforceability of the Agreement or the other Program Documents or would materially and adversely affect Seller’s ability to carry out its obligations to Buyer hereunder.

h.No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any Governmental Authority, is required in connection with the execution, delivery and performance by Seller of the Agreement or any other Program Document to which such Seller is a party, other than (i) any that have heretofore been obtained, given or made, (ii) filings to made in connection with the Liens contemplated by the Agreement and the other Program Documents to which such Seller is a party and (iii) any that would not be reasonably likely to have a material adverse effect on Seller's ability to carry out its obligations to Buyer hereunder.

1.Margin Calls. With respect to the Transactions contemplated by this Annex, Margin Notices must be made in writing (which writing may be electronically by e-mail) directly to Seller contact listed in Schedule I to this Annex.

2.Notwithstanding anything in the Agreement or this Annex to the contrary, all notices, demands and other communications referred to in this Annex and in connection with any Transaction, including, without limitation, those made in connection with a margin call or otherwise contemplated by the applicable Confirmation, shall be in writing and sent by email, facsimile, messenger or otherwise to the address specified in Schedule I hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. In the case of any notice, demand or other communication to Seller, such notice, demand or other communication must be addressed to the attention indicated in Schedule I hereto or otherwise to the attention of a Responsible Officer of the such Seller (or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the such Seller).

3.Counterparts. This Annex may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

4.Construction. Save for the amendments made hereby, the parties agree that the text of the body of the Agreement is intended to conform with Master Repurchase Agreement (September 1996 Version) promulgated by The Bond Market Association and International Securities Market Association and shall be construed accordingly.

5.Amendment and Restatement of Prior Annex; No Novation.

a.As of the date first written above, the terms and provisions of the Prior Annex as amended and restated shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Annex.

b.Notwithstanding the amendment and restatement of the Prior Annex by this Annex, any amounts owing to Buyer under the Prior Annex whether on account of Transactions or otherwise which remain outstanding as of the date hereof, shall constitute Obligations owing hereunder. This Annex is given in substitution for the Prior Annex, and not as payment of the obligations of Seller thereunder, and is in no way intended to constitute a novation of the Prior Annex.

c.Upon the effectiveness of this Annex on the date first written above, unless the context otherwise requires, each reference to the Prior Annex in any of the Program Documents and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Annex. Except as expressly modified as of the date hereof, all of the other Program Documents shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Annex to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

BARCLAYS BANK PLC,
By:  /s/ Grace Park   Name: Grace Park  Title: Director

AG MIT, LLC  By: AG Mortgage Investment Trust, its sold member  By:  /s/ Raul E. Moreno  Name: Raul E. Moreno
Title: General Counsel